SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):

                                 March 28, 2002


                              ORYX TECHNOLOGY CORP.
             (Exact name of registrant as specified in its charter)


           Delaware                      1-12680                 22-2115841
 (State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
      of incorporation)                                      Identification No.)


         4340 Almaden Expressway, Suite 220, San Jose, California 95118
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (408) 979-2955


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Item 2.  Acquisition or Disposition of Assets.

         This Current Report of Form 8-K/A amends item 2 of the Current Reports of Form 8-K dated October 31, 2001 and March 28, 2002, and filed On November 1, 2001 and March 28, 2002.

On October 31, 2001, Oryx Technology Corp. (the "Company") announced that its equity investee, S2 Technologies, Inc ("S2"), an early-state middleware and software tools development company, had entered into an agreement for a private placement of up to $3.5 million in Series B Preferred Stock. As a part of the transaction, the Company through its wholly owned subsidiary Oryx Ventures LLC invested an additional $1.1 million (including conversion of a $250,000 bridge loan provided to S2 Technologies in June 2001) in S2 Technologies and will have an equity ownership position in S2 of approximately 37% on a fully diluted basis. As part of Series B financing, Oryx Venture has the right to increase its investment in S2 Technologies through February 2002 up to an additional $900,000. In addition, Oryx Ventures LLC has entered into a management services agreement with S2.

         On March 28, 2002, Oryx Technology Corp. announced that Oryx Ventures LLC has made an additional investment of $938,000. As a result of this latest investment, Oryx now has an equity ownership in S2 of approximately 43% on a fully diluted basis.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         This Current Report of Form 8-K/A amends item 7 of the Current Reports of Form 8-K dated October 31, 2001 and March 28, 2002 and filed on November 1, 2001 and March 28, 2002 to include all financial statements required by Item 310 of Regulation S-B.

         (a)   Financial statements of businesses acquired.

               Unaudited financial statements of S2 Technologies, Inc. as of August 31, 2001 and for the six months ended August 31, 2001 and for the period from June 13, 2000 (date of inception) to August 31, 2000 and for the period from June 13, 2000 (date of inception) to August 31, 2001. Copies of such financial statements are attached hereto as Exhibit 99.1

               Audited financial statements of S2 Technologies, Inc. as of February 28, 2002 and 2001 and for each of the two years ended February 28, 2002 and 2001. Copies of such financial statements are attached hereto as Exhibit 99.2

         (b)   Pro forma financial information.

         The unaudited pro forma effect on the balance sheet of the Company at February 28, 2002, had the Company completed its March 2002 investment in S2 Technologies on that


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         date,  would have been an  increase  in  "Investments"  of  $938,000 to
         $1,458,000 from $520,000 and an equivalent decrease in "Cash and Cash equivalents" to $1,115,000 from $2,053,000. On an unaudited pro forma basis for the year ended February 28, 2002, giving effect to the additional 6% investment in S2 Technologies as if it had been made at the beginning of the year, "Loss on investments, net" would have increased $84,000 to $898,000 from $814,000, "Interest income, net" would have decreased $37,000 to $50,000 from $87,000 and "Net loss attributable to common stock" would have increased to $1,593,000 from $1,472,000. Basic and diluted "Net loss per common share" would have increased $0.07 to $0.92 from $0.85.

         (c)   Exhibits

                  99.1 Unaudited financial statement as of August 31, 2001 and for the six months ended August 31, 2001 and for the period from June 13, 2000 (date of inception) to August 31, 2000 and for the period from June 13, 2000 (date of inception) to August 31, 2001.

                  99.2 Audited financial statement as of February 28, 2002 and 2001 and for each of the two years ended February 28, 2002 and 2001.


                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 19, 2003                         ORYX TECHNOLOGY CORP.
                                                 (Registrant)


                                                 By: /s/ Philip J. Micciche
                                                    ----------------------------
                                                         Philip J. Micciche
                                                         Chief Executive Officer